Signature of Reporting Person

HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

By:     HM4 Partners, L.P., its general partner

By:     Hicks, Muse GP Partners L.A., L.P., its general partner

By:     Hicks, Muse Latin America Fund I Incorporated, its general partner

By:     /s/ David W. Knickel
        -------------------------------
        David W. Knickel
        Vice President and Chief Financial Officer